Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of The Advisory Board Company of our reports dated March 2, 2015 relating to the financial statements of Evolent Health LLC, which appear in The Advisory Board Company’s Annual Report on Form 10-K for the nine months ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

June 16, 2015